Exhibit (a)(5)(L)

October 2, 2018

Dear Valued Customer,

As we work to complete the Staples transaction, we want to keep you up to date on our discussions with the leadership team at Staples. An important part of our dialogue has been focused on addressing the questions and concerns you have raised regarding the potential impacts of the transaction on your business. To that end, we are sharing the attached letter we received from Staples’s Chief Executive Officer, Sandy Douglas, providing additional information about Staples’s plans.

Our conversations with Sandy and his team have been extremely constructive and, as you can see in his letter, Staples has reiterated their commitment to supporting your business. The letter highlights the fact that Staples recognizes the importance of maintaining neutrality with your customers and makes it clear that they understand the need to avoid the confusion that could arise around use of Staples’s private branded product. These are specific issues that we have raised with Sandy and his team and we appreciate their timely response.

In this latest letter, Staples reiterated how their lower cost position, which can be shared with Essendant’s customers, can help you to better compete with larger organizations like Amazon. They also reaffirmed their commitment that the commercial operations of Essendant and Staples will remain completely separate, as they are today, and that Staples will implement a firewall to protect your data.

We will continue to keep you up to date as we work with Staples to complete this transaction, and we hope this letter provides further comfort that Staples appreciates the unique value proposition of Essendant’s customer base and has every intention of continuing to support their success in the market. We are confident that, upon closing, Essendant customers will see immediate benefits from this arrangement.

Thank you for your continued partnership.

Sincerely,

Ric Phillips	Harry Dochelli
Essendant CEO	Essendant President of Office and Facilities

Cautionary Statement

This letter contains forward-looking statements, including statements regarding the proposed acquisition of Essendant Inc. (“Essendant”) by Staples, Inc. (“Staples”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of Essendant and the expected timing of the proposed transaction with Staples and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many Essendant stockholders will tender their shares in the offer; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction with Staples on a timely basis or at all, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act); the occurrence of events that may give rise to a right of one or both of Essendant and Staples to terminate the merger agreement; the risk that, prior to the completion of the transaction, Essendant’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction with Staples on the market price of Essendant’s common stock and/or on its business, financial condition, results of operations and financial performance; risks associated with transaction-related litigation; the ability of Essendant to retain and hire key personnel; and the risks and uncertainties pertaining to Essendant’s business, including those detailed under “Risk Factors” and elsewhere in Essendant’s public periodic filings with the U.S. Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed transaction with Staples or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see Essendant’s statements and reports on Forms 10-K, 10-Q and 8-K and Schedule 14D-9 filed with or furnished to the SEC and other written statements made by Essendant from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and Essendant undertakes no obligation to revise or update it.

Additional Information

This letter does not constitute an offer to buy or a solicitation of an offer to sell any securities. On September 24, 2018, Staples, Egg Parent Inc. and Egg Merger Sub Inc. filed with the SEC a Tender Offer Statement on Schedule TO with respect to the tender offer, and Essendant filed with the SEC a

ESSENDANT One Parkway North Boulevard, Suite 100, Deerfield, IL 60015 O 847 627 7000

Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Investors and stockholders may obtain the Schedule TO, the Schedule 14D-9 and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov. The documents filed by Essendant with the SEC may also be obtained free of charge at Essendant’s website at www.essendant.com or by contacting Essendant’s Investor Relations Department at (847) 627-2900.

ESSENDANT One Parkway North Boulevard, Suite 100, Deerfield, IL 60015 O 847 627 7000

October 1, 2018

Mr. Ric Phillips

One Parkway North Blvd

Deerfield, IL 60015

(847) 627-7000

Dear Ric:

I appreciate the ongoing dialogue between our two companies and I want to thank you for your candid feedback regarding the concerns expressed by Essendant customers. I want to directly address those concerns and reiterate the commitments I made to you previously.

First, we will not use the “Powered by Staples” concept in any marketing or other materials directed at or distributed by Essendant’s customers. We understand the neutrality that is core to Essendant’s own value proposition and we are committed to carry this neutrality forward.

We also understand the questions that have arisen regarding the potential use of Staples private label product and we are committed to developing a plan to address that concern. We understand that Essendant’s customers are proud of their own brand and don’t want to create market confusion by using a Staples branded product.

I also want to reiterate two key points I made in my last letter. First, regarding customer data, I want to say again unequivocally that we will put in place a strong, externally monitored firewall to keep Essendant’s customers’ data 100% insulated from Staples’s sales teams. Staples’ commercial operations will remain completely separate: customers, other than the benefits they will receive from Essendant’s added capabilities, will continue to compete with Staples as they do today.

Second, customers are disadvantaged in having to compete with much larger companies, including Amazon, which can use their scale to obtain office supplies at lower costs. Now, customers supplied by Essendant will enjoy a much lower cost position, benefitting both them and their customers.

Our goal is clear – we want to help your customers grow their business. Simply put, Essendant customers have a unique value proposition and can win business in a way that Staples cannot and we fully commit to doing everything we can to support their continued success.

We invite you to share these commitments with your customers in the spirit of cooperation and collaboration with which we are approaching this transaction and the opportunities it creates for all of us. Thank you again for you continued support.

Sincerely,

Sandy Douglas

Chief Executive Officer

Staples, Inc.

500 Staples Drive

Framingham, MA 01702

staples.com